For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)
Chief Operating Officer
(561) 227-1386

Chatham Lodging Acquires Hotel in Historic Downtown Portsmouth, N.H.

PALM BEACH, Fla., September 20, 2017-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale, extended-stay hotels and premium-branded, select-service hotels, today announced that it has acquired the 131-room Hilton Garden Inn Portsmouth Downtown in N.H., for $43.5 million, or approximately $332,000 per room.

“This gorgeous property is located in the absolute center of downtown Portsmouth, a beautiful, historic, waterfront community, and is a perfect complement to the Chatham portfolio,” said Jeffrey H. Fisher, Chatham’s chief executive officer and president. “The hotel enjoys the best location within downtown Portsmouth and benefits from strong, diversified demand arising from a great combination of leisure, corporate and government business related to a thriving naval yard.

“Portsmouth is an extremely high barrier-to-entry market, and the city has done a fantastic job balancing growth and maintaining the integrity of this historic community,” he noted. “Portsmouth has enacted sweeping changes to zoning codes, which makes permitting and development even more stringent and highly problematic for new supply wanting to enter the downtown market.

“We have a long, highly successful track record acquiring hotels in the upper Northeast corridor. Our knowledge and presence in the region greatly aided our diligence process and underwriting. Since acquisition, our Hampton Inn & Suites Portland, Maine has been one of our best performing assets and we believe the Portsmouth market, on a similar trajectory as Portland, also will be a strong performer,” Fisher concluded.

Opened in June 2006, the Hilton Garden Inn Portsmouth Downtown was fully renovated within the past two years and will require no major capital investment until 2022. The hotel was constructed with a timeless design that adheres to strict local requirements and fits well with the city’s historic charm.

Downtown Portsmouth is one of the region’s most popular tourist destinations, owing to its distinctive architecture, riverfront location and extensive array of retail and restaurant facilities. A one-hour drive from Boston, Mass., and Manchester, N.H., downtown Portsmouth is a thriving tourist destination with a confluence of natural seaside beauty, historic architecture and a walkable downtown with more than 75 restaurants, an active brewery scene and a booming arts and theater scene. Portsmouth has been lauded as a great travel destination by the likes of Travel and Leisure, The Boston Globe, The New York Times and the Chicago Tribune.

Located less than two miles from the hotel across the harbor, Pease International Tradeport, a former air force base, is a world-class office and industrial park encompassing 3,000 acres and home to approximately 250 companies employing more than 10,000 people. The Tradeport is diverse with high-tech, bio tech, manufacturing, R&D and import/export companies, including seven Fortune 500 and 14 international businesses. Occupying 4 million square feet of space, major corporations, including Ingersoll Rand, Lonza Biologics, Fisher Scientific, Sig Sauer and Sprague Energy, are located in this vast corporate community. Additionally, companies such as Timberland, Liberty Mutual and Bottomline Technologies have a substantial presence in the Portsmouth area.

Portsmouth Naval Shipyard is the U.S. government’s oldest, continuously operating naval shipyard. It is the largest regional employer, with almost 7,000 people after adding 650 positions in 2016 and approximately 500 more in 2017. The U.S. Navy recently received approval to expand its current fleet of 275 deployable ships to 355 over the next decade, which will further spur job and economic growth at the shipyard and the regional economy.

“Whether it is hotels we own or hotels Island Hospitality operates, we have a significant presence in this area of the country,” highlighted Dennis Craven, Chatham’s chief operating officer and executive vice president. “We own a Hampton Inn and Suites in nearby Exeter, N.H., and Island Hospitality operates a Homewood Suites within Portsmouth. Having three Hilton-branded hotels in the market will position us to maximize room pricing and provide us with economies of scale to optimize profitability.

“As we pointed out in our second quarter earnings release, we constantly seek to enhance, and ultimately grow, our investment portfolio through opportunistic recycling. We remain under contract to sell two hotels which we expect to close within the next 60 days. This acquisition reinvests a portion of those proceeds into a hotel that is younger, yields higher cash-on-cash returns and increases our portfolio RevPAR given its projected 2017 RevPAR of $163. The property’s projected RevPAR growth is higher than the hotels we are selling, as well as our overall portfolio RevPAR growth. Once proceeds from asset sales are fully reinvested, we expect these transactions to be accretive to our net asset value and FFO per share,” Craven said.

Chatham funded the purchase through available cash and borrowings on its revolving credit facility. The hotel will be managed by Island Hospitality Management, which is 51 percent owned by Fisher. Chatham estimates it acquired the property at a year one net operating income capitalization rate of approximately eight percent.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 134 hotels totaling 18,341 rooms/suites, comprised of 39 properties it wholly owns with an aggregate of 5,843 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,498 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including statements regarding future plans, strategies, performance, acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.